                                                                  EXHIBIT 12


                     RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of the Company's earnings to fixed charges, on a consolidated basis, for the periods indicated:

                     Three Months
                        Ended
                      March 31,                                            Year Ended December 31,
        --------------------------------------    ---------------------------------------------------------------------------
               2002                2001                2001          2000            1999            1998            1997
               ----                ----                ----          ----            ----            ----            ----
               7.3X                6.6X                7.0X          6.7X            6.9X            6.8X            7.3X

For purposes of this ratio, earnings have been calculated by adding to income before income taxes the distributed earnings of investees accounted for under the equity method and the amount of fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt discounts and that portion of rental expense deemed to represent interest.